Exhibit 99.1

NuStar Energy L.P. Reports Record Second Quarter 2010 Earnings and

Announces Quarterly Distribution

Second Quarter 2010 Operating Income Higher in all Business Segments

SAN ANTONIO, August 2, 2010 – NuStar Energy L.P. (NYSE: NS) today announced record second quarter net income applicable to limited partners of $89.1 million, or $1.43 per unit, compared to $75.1 million, or $1.38 per unit, earned in the second quarter of 2009. Earnings before interest, taxes, depreciation and amortization (EBITDA) were $157.1 million for the second quarter of 2010, also a record for the second quarter, compared to $141.9 million for the second quarter of 2009

“We are very excited about achieving our highest-ever second quarter earnings and EBITDA results,” said Curt Anastasio, Chief Executive Officer and President of NuStar Energy L.P. and NuStar GP Holdings, LLC.

“Second quarter operating income and EBITDA increased year over year in all three of our business segments. Our storage segment benefitted from higher renewal rates, the transportation segment saw an increase in throughputs, and the asphalt and fuels marketing segment benefitted from improved results in our fuels marketing operations.”

With respect to the quarterly cash distribution for the second quarter of 2010, NuStar Energy L.P. also announced that its board of directors has declared a distribution of $1.065 per unit, which would equate to $4.26 per unit on an annual basis. The second quarter 2010 distribution will be paid on August 13, 2010, to holders of record as of August 6, 2010.

Distributable cash flow available to limited partners for the second quarter of $107.2 million, or $1.72 per unit, was lower than the record 2009 second quarter distributable cash flow of $123.4 million, or $2.27 per unit. Distributable cash flow available to limited partners covers the distribution to the limited partners by 1.62 times for the second quarter of 2010.

The second quarter 2010 results include an $8.8 million, or $0.14 per unit gain, net of tax, related to property insurance proceeds received due to damage caused by Hurricane Ike, which occurred at the Texas City, Texas terminal in the third quarter of 2008. The second quarter 2010 results also include a tax adjustment of $8.6 million, or $0.14 per unit gain, related to the recognition of future tax deductions that were previously expected to expire unused. Excluding the effect of the insurance proceeds, the tax adjustment and other items, second quarter 2010 adjusted net income applicable to limited partners would have been $70.7 million, or $1.13 per unit.

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Included in NuStar Energy L.P.’s earnings for the second quarter of 2009 was an $18.8 million, or $0.34 per unit, net gain resulting primarily from the sale of the Ardmore-Wynnewood pipeline in Oklahoma and the Trans-Texas pipeline. Excluding the effect of the sale of the pipelines and other items, second quarter 2009 adjusted earnings would have been $56.7 million, or $1.04 per unit.

Acquisition & Internal Growth Opportunities

“We are pleased to announce that we have signed an agreement to acquire a 75% controlling interest in a joint venture in Mersin, Turkey, an area that is experiencing strong petroleum demand growth. The joint venture will own two terminals with a storage capacity of 1.2 million barrels, a two-thirds interest in an off-shore ship platform, and land that can be used for the construction of additional terminal operations. The transaction is expected to be immediately accretive to NuStar Energy’s distributable cash flow per unit, and is expected to close in October 2010.

“In addition, last week NuStar Energy L.P.’s board of directors approved a capital project to construct additional storage tanks and expand the Bakken crude oil unloading facility at our St. James, Louisiana terminal. This project will add 360,000 barrels of storage capacity, and increase our Bakken crude oil unloading capacity from the current rate of 5,000 to 10,000 barrels per day to 60,000 barrels per day.”

Full-Year EBITDA Projected to be Slightly Higher than 2009

“For the third quarter of 2010, we are projecting adjusted EBITDA to be in the range of $100 to $120 million. Forecasted soft asphalt demand and the July 1, 2010 reduction in interstate pipeline tariffs are putting pressure on third quarter EBITDA,” said Anastasio.

“However, as we move into the fourth quarter of 2010, we expect to benefit from internal growth projects coming online in the storage segment and increased earnings from our fuels marketing operations. We are projecting that EBITDA results for the full year of 2010 will be slightly higher than 2009 results, which is noteworthy given the slow economic recovery.”

Commenting on the full-year outlook for the storage segment, Anastasio said, “We expect incremental EBITDA in the range of $22 to $26 million from continued higher renewal rates in some of our markets. And, while we expect to realize most of the benefit from our $500 million internal growth program in 2011 and 2012, we do expect to see some earnings uplift from these projects this year, as well as additional profits attributable to the Mobile County, Alabama storage terminal acquisition that we completed in May 2010.”

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“With regard to our transportation segment, throughput volumes are projected to be approximately one to two percent higher in 2010 compared to 2009, excluding the impact of the pipeline asset sales completed in the second quarter of last year,” said Anastasio.

“We believe we will still benefit from higher per-barrel throughput revenue in 2010, despite the Federal Energy Regulatory Commission’s 1.3 percent interstate pipeline tariff rate reduction that took effect July 1, 2010. However, we expect these increased revenues to be offset by increased operating expenses due to higher power, maintenance and other operating costs, causing full-year EBITDA in the transportation segment to be comparable to last year.”

“Full-year EBITDA in the asphalt and fuels marketing segment is expected to be slightly higher than last year,” said Anastasio. “We anticipate higher profits in our fuels marketing business will compensate for the downward pressure that softer than anticipated asphalt demand is having on asphalt pricing and margins.”

A conference call with management is scheduled for 3:00 p.m. ET (2:00 p.m. CT) today, August 2, 2010, to discuss the financial and operational results for the second quarter of 2010. Investors interested in listening to the presentation may call 800/622-7620, passcode 84452313. International callers may access the presentation by dialing 706/645-0327, passcode 84452313. The company intends to have a playback available following the presentation, which may be accessed by calling 800/642-1687, passcode 84452313. A live broadcast of the conference call will also be available on the company’s Web site at www.nustarenergy.com.

NuStar Energy L.P. is a publicly traded, limited partnership based in San Antonio, with 8,417 miles of pipeline; 89 terminal and storage facilities that store and distribute crude oil, refined products and specialty liquids; and two asphalt refineries with a combined throughput capacity of 104,000 barrels per day. The partnership’s combined system has over 93 million barrels of storage capacity. One of the largest asphalt refiners and marketers in the U.S. and the second largest independent liquids terminal operator in the nation, NuStar has operations in the United States, the Netherlands Antilles, Canada, Mexico, the Netherlands and the United Kingdom. For more information, visit NuStar Energy L.P.’s Web site at www.nustarenergy.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes forward-looking statements regarding future events. All forward-looking statements are based on the partnership and company’s beliefs as well as assumptions made by and information currently available to the partnership and company. These statements reflect the partnership and company’s current views with respect to future events and are subject to various risks, uncertainties and assumptions. These risks, uncertainties and assumptions are discussed in NuStar Energy L.P. and NuStar GP Holdings, LLC’s 2009 annual reports on Form 10-K and subsequent filings with the Securities and Exchange Commission.

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NuStar Energy L.P. and Subsidiaries

Consolidated Financial Information

(Unaudited, Thousands of Dollars, Except Unit Data and Per Unit Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Statement of Income Data:
Revenues:
Services revenues	$195,087	$176,042	$384,382	$358,694
Product sales	929,854	811,800	1,686,088	1,263,152

Total revenues	1,124,941	987,842	2,070,470	1,621,846

Costs and expenses:
Cost of product sales	842,588	731,861	1,561,809	1,148,656
Operating expenses	119,943	110,505	241,280	213,827
General and administrative expenses	22,195	25,852	49,464	48,316
Depreciation and amortization expense	38,185	35,548	76,114	71,537

Total costs and expenses	1,022,911	903,766	1,928,667	1,482,336

Operating income	102,030	84,076	141,803	139,510
Equity earnings from joint venture	2,102	3,011	5,117	5,324
Interest expense, net	(18,890)	(20,265)	(37,476)	(40,735)
Other income, net	14,816	19,240	15,117	27,844

Income before income tax expense	100,058	86,062	124,561	131,943
Income tax expense	636	2,327	5,436	8,853

Net income	$99,422	$83,735	$119,125	$123,090

Net income applicable to limited partners	$89,064	$75,130	$100,575	$106,768

Net income per unit applicable to limited partners	$1.43	$1.38	$1.64	$1.96

Weighted average limited partner units outstanding	62,289,670	54,460,549	61,255,853	54,460,549

EBITDA (Note 1)	$157,133	$141,875	$238,151	$244,215

Distributable cash flow (Note 1)	$117,121	$131,688	$149,170	$209,372

	June 30, 2010	June 30, 2009		December 31, 2009
Balance Sheet Data:
Debt, including current portion (a)	$1,846,276	$2,130,834		$1,849,763
Partners' equity (b)	2,694,908	2,209,464		2,484,968
Debt-to-capitalization ratio (a) / ((a)+(b))	40.7%	49.1%		42.7%

NuStar Energy L.P. and Subsidiaries

Consolidated Financial Information - Continued

(Unaudited, Thousands of Dollars, Except Barrel Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Segment Data:
Storage:
Throughput (barrels/day)	684,982	695,558	663,339	646,025
Throughput revenues	$19,119	$19,728	$36,946	$39,756
Storage lease revenues	109,690	97,585	218,495	195,359

Total revenues	128,809	117,313	255,441	235,115
Operating expenses	66,955	59,470	132,033	113,628
Depreciation and amortization expense	18,989	17,446	37,655	34,438

Segment operating income	$42,865	$40,397	$85,753	$87,049

Transportation:
Refined products pipelines throughput (barrels/day)	533,979	564,762	530,678	592,341
Crude oil pipelines throughput (barrels/day)	398,518	346,291	380,975	366,027

Total throughput (barrels/day)	932,497	911,053	911,653	958,368
Revenues	$76,958	$68,744	$152,220	$143,136
Operating expenses	29,543	27,690	58,296	52,890
Depreciation and amortization expense	12,680	12,614	25,432	25,277

Segment operating income	$34,735	$28,440	$68,492	$64,969

Asphalt and fuels marketing:
Product sales	$929,990	$811,800	$1,688,920	$1,263,152
Cost of product sales	847,065	736,009	1,573,799	1,156,802

Gross margin	82,925	75,791	115,121	106,350
Operating expenses	30,298	29,709	65,349	59,548
Depreciation and amortization expense	5,075	4,406	10,116	9,614

Segment operating income	$47,552	$41,676	$39,656	$37,188

Consolidation and intersegment eliminations:
Revenues	$(10,816)	$(10,015)	$(26,111)	$(19,557)
Cost of product sales	(4,477)	(4,148)	(11,990)	(8,146)
Operating expenses	(6,853)	(6,364)	(14,398)	(12,239)

Total	$514	$497	$277	$828

Consolidated Information:
Revenues	$1,124,941	$987,842	$2,070,470	$1,621,846
Cost of product sales	842,588	731,861	1,561,809	1,148,656
Operating expenses	119,943	110,505	241,280	213,827
Depreciation and amortization expense	36,744	34,466	73,203	69,329

Segment operating income	125,666	111,010	194,178	190,034
General and administrative expenses	22,195	25,852	49,464	48,316
Other depreciation and amortization expense	1,441	1,082	2,911	2,208

Consolidated operating income	$102,030	$84,076	$141,803	$139,510

NuStar Energy L.P. and Subsidiaries

Consolidated Financial Information - Continued

(Unaudited, Thousands of Dollars, Except Per Unit Data)

Notes:

1.	NuStar Energy L.P. utilizes two financial measures, EBITDA and distributable cash flow, which are not defined in United States generally accepted accounting principles. Management uses these financial measures because they are widely accepted financial indicators used by investors to compare partnership performance. In addition, management believes that these measures provide investors an enhanced perspective of the operating performance of the partnership’s assets and the cash that the business is generating. Neither EBITDA nor distributable cash flow are intended to represent cash flows for the period, nor are they presented as an alternative to net income. They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with United States generally accepted accounting principles.

The following is a reconciliation of net income to EBITDA and distributable cash flow:

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Net income	$99,422	$83,735	$119,125	$123,090
Plus interest expense, net	18,890	20,265	37,476	40,735
Plus income tax expense	636	2,327	5,436	8,853
Plus depreciation and amortization expense	38,185	35,548	76,114	71,537

EBITDA	157,133	141,875	238,151	244,215
Less equity earnings from joint ventures	(2,102)	(3,011)	(5,117)	(5,324)
Less interest expense, net	(18,890)	(20,265)	(37,476)	(40,735)
Less reliability capital expenditures	(12,131)	(10,549)	(24,486)	(16,491)
Less income tax expense	(636)	(2,327)	(5,436)	(8,853)
Plus distributions from joint venture	2,650	2,500	5,050	4,000
Mark-to-market impact on hedge transactions (a)	(8,903)	23,465	(21,516)	32,560

Distributable cash flow	117,121	131,688	149,170	209,372

General partner’s interest in distributable cash flow	(9,945)	(8,247)	(19,211)	(16,494)

Limited partners’ interest in distributable cash flow	$107,176	$123,441	$129,959	$192,878

Distributable cash flow per limited partner unit	$1.72	$2.27	$2.10	$3.54

(a)	Distributable cash flow excludes the impact of unrealized mark-to-market gains and losses which arise from valuing certain derivative contracts that hedge a portion of our inventory but do not qualify for hedge accounting treatment. The gain or loss associated with these contracts is realized in distributable cash flow when the contracts are settled.